COCA-COLA ENTERPRISES INC.
RESOLUTION OF THE BOARD OF DIRECTORS
 ATLANTA, GEORGIA
OCTOBER 19, 1999

RESOLVED, that the Company be, and it hereby is, authorized to file with the Securities and Exchange Commission a registration statement, including any exhibits thereto and any amendments and supplements thereto, on any appropriate form authorized by the Securities and Exchange Commission under the Securities Act of 1933, as amended, providing for registration of the following numbers of shares for the following plans: 100,000 shares of the Company's common stock issuable under the Coca-Cola Bottling Company of St. Louis Bargaining Employees' Savings and Investment Plan, 100,000 shares of the Company's common stock issuable under The Coca-Cola Bottling Company of New York, Inc. Savings Plan for Southern New England, 200,000 shares of the Company's common stock issuable under the Lansing Matched Employee Savings and Investment Plan, 100,000 shares of the Company's common stock issuable under the Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees, 100,000 shares of the Company's common stock issuable under the Central States Coca-Cola Bottling Company Bargaining Thrift and Savings Plan, 1,000,000 shares of the Company's common stock issuable under the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan, and 11,000,000 shares of the Company's common stock issuable under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan (collectively, the "Plans"); and

FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, in the name and on behalf of the Company, to execute and deliver a power of attorney appointing the directors and officers of the Company, or any of them, to act as attorney in fact for the Company for the purpose of executing and filing with the Securities and Exchange Commission any such registration statement, or any amendment or supplement, thereto, or any document deemed appropriate by any such officer in connection therewith; and

FURTHER RESOLVED, that John R. Parker, Jr. be, and he hereby is, designated and appointed as the agent for service of the Company in all matters related to such registration statement; and

FURTHER RESOLVED, that the Company may execute and deliver to the New York Stock Exchange, Inc. or any other appropriate exchange, any application, including any amendment or supplement thereto, for the listing of shares of the Company's common stock that may be issued under the Plans, upon official notice of issuance, and may appoint a listing agent or listing agents to represent the Company for such purpose and to execute, in the name and on behalf of the Company, any other agreement or instrument that may be necessary or appropriate to accomplish such listing; and

FURTHER RESOLVED, that the Company be, and it hereby is, authorized to effect or maintain the registration or qualification (or exemption therefrom) of all or any part of the securities that may be issued under the Plans for offer or sale under the securities laws of any of the states or jurisdiction of the United States of America or under the applicable laws or regulations of any country or political subdivision thereof; and

FURTHER RESOLVED, that any officer of the Company, or such other person or persons as the chief executive officer or his designee may appoint, be, and each of them hereby is, authorized to execute, in the name and on behalf of the Company and under its corporate seal or otherwise, deliver and file any agreement, instrument, certificate or any other document, or any amendment or supplement thereto, and to take any other action that such person may deem appropriate to carry out the intent and purpose of the preceding resolutions and to effect the transactions contemplated thereby.